Filed Pursuant to Rule 424(b)(5) of the Rules and Regulations Under the Securities Act of 1933 Registration Statement No. 33-59257

PROSPECTUS

18,431,661 Shares

of

Common Stock

(without par value)

of

The Procter & Gamble Company

To Participants in the

Procter & Gamble

Shareholder Investment Program

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus, or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

PROSPECTUS

18,431,661 SHARES OF COMMON STOCK (WITHOUT PAR VALUE)

THE PROCTER & GAMBLE COMPANY SHAREHOLDER INVESTMENT PROGRAM

The Procter & Gamble Company Shareholder Investment Program (the “Program”) is a direct stock purchase plan designed to provide eligible investors with a convenient and economical method to purchase shares of The Procter & Gamble Company (the “Company”) Common Stock and to reinvest cash dividends and make optional cash payments toward the purchase of additional shares.

Key features of the Plan are listed below:

•	J.P. Morgan Securities, Inc. is the Agent for stock purchases and sales. PNC Bank, National Association holds the shares acquired under the Program as Custodian, either in its or its nominee’s name.

•	Persons and entities who are not shareholders of record may enroll by completing a New Account Application Form and submitting it to the Company’s Shareholder Services Department. The minimum initial investment is $250.00. Authorization Forms, Application Forms and all other Program documents are available from the Shareholder Services Department of the Company or by accessing the Company website at www.pg.com/investing.

•	Shareholders of record who are not employees may enroll by signing an Authorization Form and submitting it to the Company’s Shareholder Services Department.

•	Once enrolled in the Plan, you may make additional investments of $100.00 or more by check, money order or direct debit of a checking or savings account. In addition, employees of the Company and certain of its subsidiaries may participate through payroll deduction, wherever possible.

•	The cost of shares of the Company’s common stock (the “Common Stock”) acquired under the Program is the average price of all shares purchased for each Investment Period, plus any brokerage charges. Participants pay any brokerage charges on purchases under the Program. Additionally, participants who are not employees or retirees of Procter & Gamble pay certain fees to help defray actual costs of administering the Program.

•	You may sell all or any portion of your Common Stock through the Program. Participants pay any brokerage charges on sales under the Program. Additionally, participants who are not employees or retirees of Procter & Gamble pay certain fees to help defray actual costs of administering the Program.

•	The Common Stock is listed on the New York, National, Amsterdam, Paris, Basle, Geneva, Lausanne, Zurich, Frankfurt, Antwerp, and Brussels Stock Exchanges.

To the extent required by applicable law in certain jurisdictions, shares offered under the Program are offered through the Agent. It is recommended that this Prospectus be retained for future reference.

THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 22, 2004

THE COMPANY

The Procter & Gamble Company is primarily a manufacturer and distributor of household products. Its products are sold throughout the United States and abroad. The Company is a corporation that was incorporated under the laws of Ohio in 1905 and was the outgrowth of a business founded in 1837 by William Procter and James Gamble. The Company’s principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and the telephone number is (513) 983-1100.

Following is a listing you may use to contact Program administrators:

Written Inquiries:	The Procter & Gamble Company
Shareholder Services
P. O. Box 5572
Cincinnati, OH 45201-5572
www.pg.com/investing

Street Address:	The Procter & Gamble Company
Shareholder Services
One Procter & Gamble Plaza
Cincinnati, OH 45202

Telephone Inquiries:	1-800-742-6253 US and Canada (Monday-Friday; 9:00 a.m. – 4:00 p.m. EST) or 1-513-983-3034 (Outside the US)

AVAILABLE INFORMATION

The Company files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional office at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Information relating to the operation of the public reference facility may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. Copies of such materials also can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

In addition, reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the offices of the National Stock Exchange, 400 S. LaSalle Street, 5th Floor, Chicago, Illinois 60605.

The Company has filed with the SEC a registration statement on Form S-3 with respect to the securities that the Company is offering through this prospectus. This registration statement, together with all amendments, exhibits and documents incorporated by reference, is referred to as the “registration statement.” This prospectus does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed with the SEC (File No. 1-434) pursuant to the Exchange Act are incorporated in this prospectus by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

•	The Company’s Quarterly Report on Form 10-Q for the periods ended September 30, 2003, December 31, 2003 and March 31, 2004.

•	All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the Common Stock registered hereunder. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this prospectus to the extent that a statement contained herein, in a prospectus supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this prospectus. All documents incorporated by reference into the Form S-3 of which this prospectus is a part are also incorporated by reference, unless the information therein is superseded by a later filing.

The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Shareholder Services Department, The Procter & Gamble Company, P.O. Box 5572, Cincinnati, Ohio 45201-5572, telephone: (800) 742-6253 (US and Canada); or (513) 983-3034 (outside the US).

USE OF PROCEEDS

Purchases of Common Stock under the Program will be made in the open market and the Company will not receive any proceeds under the Program (other than limited funds received in the form of certain fees to help offset actual costs of administering the Program).

TERMS AND CONDITIONS OF THE SHAREHOLDER INVESTMENT PROGRAM

The following is a description of The Shareholder Investment Program of the Company:

Overview

•	The purpose of the Program is to offer eligible participants an opportunity to buy shares of Common Stock with Common Stock cash dividends and optional cash payments.

•	The Program is administered by the Company’s Shareholder Services Department. The Shareholder Services Department also serves as the Company’s stock transfer and dividend disbursing agent.

•	J.P. Morgan Securities, Inc. is the Agent for stock purchases and sales. PNC Bank, National Association acts as Custodian and holds the shares acquired under the Program.

•	Participation in the Program is entirely voluntary. You may join the Program at any time and request that your account be closed whenever you wish.

Eligibility

Any person or entity is eligible to enroll in the Program provided that the enrollment procedures are satisfied as described below under the heading “How to Enroll”. In the case of citizens or residents of a country other than the United States, its territories, and possessions, the Company determines, in its sole discretion, whether participation is reasonably practicable and does not violate foreign or domestic laws applicable to the Company or the prospective participant.

How to Enroll

•	After being furnished with a copy of this prospectus, any shareholder of record may enroll in the Program.

•	Shareholders of record who are not employees may enroll by signing an Authorization Form and submitting it to the Company’s Shareholder Services Department. Application Forms, Authorization Forms and all other Program documents may be obtained from the Company’s Shareholder Services Department or by accessing the Company website at www.pg.com/investing.

•	If you are an employee of Procter & Gamble and wish to enroll in the Program through payroll deductions, wherever offered, you must initiate the deduction by completing a New Account Application Form through Employee Services (ES Connect).

•	Persons and entities who are not shareholders of record, may enroll by completing a New Account Application Form and submitting it to the Company’s Shareholder Services Department. In addition to your Application Form, you must send a first-party check or money order made payable to The Procter & Gamble Shareholder Investment Program (in U.S. dollars and drawn on a U.S. bank) for your initial investment or submit a Direct Debit Form authorizing an automatic withdrawal from your checking or savings account. The minimum initial investment in the Program is $250.00.

•	If you are an employee of Procter & Gamble, there is no minimum initial investment if you use the payroll deduction feature.

•	If you are a beneficial owner of shares of Common Stock registered in “street name” by a bank or broker, you may become a shareholder of record by requesting at least one share of Common Stock be re-registered in your name electronically through Direct Registration System. You should contact your broker or bank to re-register the share(s). Once you have become a shareholder of record you will receive an Authorization Form from the Company for enrollment in the Program.

•	Participation in the Program begins when your completed New Account Application Form and/or Authorization Form and, if applicable, an initial investment are received and accepted by the Company. Participation will include reinvestment of the next dividend payment only if the forms are received and accepted by the Company on or before the record date for that dividend. The record date is usually ten calendar days after a dividend is declared. Normally, dividends, if any, are declared at the meeting of the Board of Directors of the Company on the second Tuesday during the months of January, April, July, and October. Dividend payments are distributed during the months of February, May, August, and November.

•	Once you have enrolled, your participation continues automatically unless terminated by the Company or you request that your Program account be closed (refer to sections “Closing Your Account” and “Termination”).

How the Program Works

•	By participating in the Program, you authorize the use of your cash dividends on Common Stock held in certificated form, the Program, and/or your optional cash payments for the purchase of additional shares of Common Stock.

•	Participants wishing to receive some or all of their dividends in cash may do so by informing the Company’s Shareholder Services Department, in writing.

•	If your available credits to the Program do not purchase an exact number of full shares, a fractional share will be credited to your account.

•	All shares subject to dividend reinvestment will earn future dividends, which will be reinvested for you in additional shares of Common Stock, subject to any federal income tax withholding. Any fractional share receives a proportional amount of dividends paid.

Optional Cash Payments

•	As an eligible participant, you may invest in additional Common Stock by sending your personal checks or money orders (made payable in U.S. dollars and drawn on U.S. banks) to The Procter & Gamble Shareholder Investment Program. You should include with any optional cash payment the tear-off Optional Cash Payment Form from your Program Statement. Failure to submit the tear-off stub with any Optional Cash Payment Form may result in a delay in investing that optional cash payment. The Form should be mailed to the Company’s Lockbox Operations at PNC Bank, P. O. Box 641477, Pittsburgh, PA 15264-1477 (as pre-printed on the reverse side of the form).

•	The minimum optional cash payment by check, money order or direct debit is $100.00. There is no minimum optional cash payment for employees of Procter & Gamble who elect to use the payroll deduction feature. You may make optional cash payments up to a total of $120,000.00 in a calendar year. Optional cash payments in excess of the $120,000.00 limit for any calendar year or below the $100.00 minimum will be returned to you. There is no obligation to make optional cash payments at any time.

•	You may also make optional cash payments by authorizing automatic direct debits from your checking or savings account. Payments are debited from checking and savings accounts on or about the fifth and twentieth days of the month, as you designate. Participants authorizing direct debits may be charged a set-up fee by their financial institution, but normal bank transaction fees, if any, other than charges for insufficient funds, will be paid by the Company. To use the direct debit feature, your financial institution must be a member of the American Clearing House (ACH). If you wish to use this feature, you must complete and return an Automatic Investment Authorization Form to the Company’s Shareholder Services Department. This form can be obtained by accessing the Company website at www.pg.com/investing or by calling 1-800-742-6253 (US and Canada); or (513) 983-3034 (outside the US). If you wish to change any aspect of your direct debit selection, you must submit a Direct Debit Form, with the appropriate changes, to the Company’s Shareholder Services Department. Any cancellation requests must be submitted, in writing, to Shareholder Services.

•	Wherever possible, payroll deduction may be used to purchase shares for employees of Procter & Gamble. A New Account Application Form must be initiated through Employee Services (ES Connect). If you wish to change any aspect of your payroll deduction selection, you must go into ES Connect; My Data/Forms; Payroll; My Paycheck Deductions and submit the appropriate changes.

Dividend Reinvestment

•	By participating in the Program you authorize the use of your cash dividends for the purchase of additional shares of the Company’s Common Stock.

•	You may choose to reinvest none or only a portion of your cash dividends on the shares of Common Stock registered in your name (either certificated or those held in your Program account) by notifying the Company’s Shareholder Services Department, in writing. Dividends on shares held in Direct Registration System do not qualify for dividend reinvestment. Dividends not reinvested will be paid to you by check.

•	You may also elect to have your dividends deposited by the Company directly into one of your bank accounts. To select this option, you should submit a Direct Deposit Authorization Form to the Company’s Shareholder Services Department.

•	Changes to dividend payments may be made by notifying the Company’s Shareholder Services Department, in writing. To be effective, any change in dividend election must be received and accepted by Shareholder Services on or before the record date for the next dividend (refer to section “How to Enroll” for a description of the determination of record dates).

Investment Periods

•	The Agent maintains control over the times when and the prices at which it purchases shares of Common Stock for the Program. The amount of Common Stock to be purchased, the manner in which shares of Common Stock are purchased, and the selection of a broker or dealer through which purchases may be executed are also determined by the Agent.

•	Each day the Agent purchases Common Stock for the Program is an “Investment Date”. The Company informs the Agent of the amount of optional cash payments and dividends, if any, available for investment on or about each Friday. If any Friday is not a Business Day, then the Company will inform the Agent of the amount, if any, on or about the next succeeding Business Day (“Business Day” refers to a day on which the Company, the Agent and the New York Stock Exchange are open for business).

•	Optional cash payments received on or after 48 hours prior to the execution of any Investment Period will not be available for investment until the next Investment Period. NO INTEREST WILL BE PAID BY THE COMPANY OR THE AGENT ON ANY FUNDS HELD.

Purchase and Price of Shares

•	Purchases will be made by the Agent and may be made on any securities exchange on which the Common Stock is traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms of price, delivery, etc., as the Agent may agree.

•	The Agent may commingle your funds with those of other participants for the purpose of executing purchases.

•	The Company has no control over the times when and the prices at which the Agent purchases shares of Procter & Gamble Common Stock. The amount of shares of Common Stock to be purchased, the manner in which these shares are purchased, and the selection of a broker or dealer through which purchases may be executed for the Program is also determined by the Agent.

•	The cost per share of Common Stock purchased for your Program account will be the average price of all shares purchased to satisfy Program requirements for any Investment Period, plus any brokerage charges, enrollment fees, and administrative fees.

Cost of the Program

•	Program accounts maintained by participants who are not employees or retirees of Procter & Gamble will be charged certain fees to help defray the costs of administering the Program.

•	New Program participants will be charged a one-time $5.00 enrollment fee.

•	The administrative fee on sales and purchases with optional cash payments (excluding those via direct debit) is $2.50 per purchase or sale.

•	The administrative fee on purchases with optional cash payments via direct debit is $1.00.

•	The administrative fee on purchases with reinvested dividends is five percent (5%) of the purchase up to a maximum of $1.00.

•	Accounts maintained by participants who are employees or retirees of Procter & Gamble will not be charged enrollment or administrative fees.

•	All participants will be charged brokerage charges on sales and purchases. Current brokerage charges on sales and purchases are approximately $.03 per share, but are subject to change at any time without prior notice.

Records

•	The Company will send you a detailed statement for each week in which your Program account has activity. This statement will describe all transactions for the calendar year-to-date. Participants can also access account information on-line at pg.com/investing. Annual statements reflecting all activity in the calendar year will be mailed.

•	Participants who are employees of Procter & Gamble whose only transactions are payroll deductions will receive quarterly statements after the dividend is reinvested. Account information can also be accessed on-line at pg.com/investing.

•	At a participant’s request, the Company will provide replacement statements. The cost of a replacement statement for participants who are not employees or retirees of Procter & Gamble is $5.00 per request. A first-party check or money order must be made payable to The Procter & Gamble Shareholder Investment Program and must accompany the written request.

•	All notices, statements and reports will be sent to your last known address. Many States have enacted abandoned property laws which may require the Company, the Custodian or the Agent to remit to the State all stock and dividends held in those Program accounts for which the owner cannot be located. Accordingly, you should promptly notify the Shareholder Services Department of the Company of any change of address.

Share Certificates and Share Safekeeping

•	Shares purchased for your Program account are held by the Custodian.

•	At the time of enrollment in the Program, or at any later time, you may deposit any of your Common Stock certificates with the Company for Safekeeping. Shares represented by the deposited certificates will be included in book-entry form in the participant’s account.

•	If you wish to have only a portion of your cash dividends on Common Stock held in your Program account reinvested, then you must notify the Company’s Shareholder Services Department, in writing.

•	If you wish to have none of your cash dividends reinvested, then your shares will be placed in our Direct Registration System. Direct Registration System is a securities industry initiative that provides for electronic direct registration of securities on our books in your existing Company account registration and allows shares to be transferred between the Company and your broker electronically.

•	Shares deposited are treated in the same manner as shares purchased through the Program and may be transferred or sold through the Program. For tax purposes, it is important that you keep records of the original purchase price of these shares for subsequent gain or loss calculations.

•	If you wish to deposit Common Stock certificates with the Company, you must complete and return to the Company’s Shareholder Services Department, the Common Stock certificates to be deposited, along with a properly completed Share Safekeeping Form or a letter of instructions. The certificates should not be endorsed. When mailing stock certificates, we recommend sending the certificates via registered mail, return receipt requested, insured for 1.75% of the value.

•	Shares held in Program accounts may not be pledged. Any shares of Common Stock you wish to pledge must be converted to certificated shares. If you make a written request to the Company, certificates for some or all of the full shares credited to your account, including any shares deposited under the share safekeeping feature, will be sent to you. If the request to issue a certificate exceeds 500 shares, your signature on the request must be guaranteed by a financial institution that is a member of the “Medallion Stamp Program”.

Sale of Shares

•	At any time, you may request that the Agent sell some or all of the shares of Common Stock credited to your Program account by sending a Shareholder Transaction Form from the Program statement or detailed written instructions to the Company’s Shareholder Services Department.

•	The minimum sale is one Share of Common Stock, unless you are closing your account. The Agent usually will sell the requested shares of Common Stock within three business days after receipt of your instructions, unless such receipt occurs during the two-day period prior to the dividend record date (the “ex-dividend period”) in which case the sale will occur as soon as practicable after the ex-dividend period.

•	Sales of your shares may be made on any securities exchange on which shares of Common Stock are traded, in the over-the-counter market, or by negotiated transactions, and may be subject to such terms of price, delivery, etc., as the Agent may agree.

•	You will receive proceeds of sales of your shares of Common Stock based upon the average price of all shares sold on the particular sale date, less any brokerage charges, which are currently $.03 per share, administrative fees, and any required federal tax withholding, if applicable.

•	Proceeds of the sales will be paid by check or the funds may be directly deposited into your checking or savings account. A voided check must accompany all requests for direct deposit of the sale funds (no deposit slips will be accepted).

•	A request to sell all shares held in a Program account of a participant who is not an employee using the payroll deduction feature, will be treated as a request from the participant to close his or her Program account and as a request to terminate direct debits, if any. If your sale request exceeds 500 shares, your signature on the sale request must be guaranteed by a financial institution that is a member of the “Medallion Stamp Program”.

Transfer of Shares

•	If a Program participant wishes to transfer the ownership of all or part of the shares held in his/her Program account to another person, the participant must send detailed written instructions to the Shareholder Services Department or request a Stock Transfer Form by calling 1-800-742-6253, US and Canada (Monday-Friday; 9:00 a.m. – 4:00 p.m. EST); or (513)983-3034 (outside the US and Canada). Transfers must be of whole shares, unless you are closing your account.

•	Requests for transfer are subject to the same requirements as for Common Stock certificates, including the requirement of a Medallion signature guarantee on the stock assignment or Stock Transfer Form.

•	Transferred shares will continue to be held by the Custodian under the Program. An account will be opened in the name of the transferee, if he or she is not already a Program participant, and the transferee will automatically be enrolled in the Program.

•	If the transferee is not already a registered shareholder or a Program participant, the donor may make a reinvestment election for the transferee at the time of the transfer. If the donor does not make a reinvestment election, then full dividend reinvestment will be assumed for all of the transferred shares.

Closing Your Account

•	You may request that the Company close your Program account at any time by giving written notice on a Shareholder Transaction Form from the Program statement or in a detailed letter of instructions.

•	If you are an employee of Procter & Gamble and are using the payroll deduction feature, you must cancel your payroll deduction through Employee Services at ES Connect prior to closing your account.

•	If the request to close your account is received by the Company on or after the record date for a dividend payment, the dividend will be included with the sales check.

•	Any optional cash payments which have been sent to the Company prior to the request to withdraw from the Program will be invested unless return of the optional cash payment is expressly requested in the request for withdrawal and the request for withdrawal is received at least 48 hours prior to the completion of the next Investment Period.

•	A request to close your Program account will also be treated as a request to cease any direct debits authorized with respect to your checking or savings accounts.

•	If you prefer to transfer your shares to your brokerage account, contact your broker to request the transfer using the Direct Registration System. Your broker can initiate the electronic transfer of the shares. Alternatively, you may receive a certificate for the number of full shares of Common Stock credited to your Program account and a check for any fractional share. Any fractional share will be aggregated with other shares to be sold under the Program on a particular day. The price you will receive for any fractional share will be calculated pursuant to the procedures outlined under the heading “Sale of Shares”.

•	If you prefer, all shares held for you will be sold and you will receive a check for the net proceeds pursuant to the procedures outlined under “Sale of Shares”. After your Program account has been closed, if you wish to re-enroll, you must satisfy all enrollment and eligibility procedures as discussed under the headings “Eligibility” and “How to Enroll”.

Termination

•	The Company reserves the right to terminate your participation in the Program if your Program account balance falls below one whole share of Common Stock for a period of six months or more.

•	If the Company terminates your participation for this reason, you will receive a check for your fractional share in the same manner as if you had chosen to close your account in the Program.

•	After your participation in the Program has terminated, no further investments may be made without re-enrolling in the Program.

•	The Company reserves the right to amend or terminate the Program at any time and, upon any termination, to take appropriate action required to cause a distribution to you of all whole shares, the cash value of any fractional share, and any cash held in your account.

Tax Information

Although your dividends will be reinvested, they are subject to income tax as if they were paid to you in cash. You may also be subject to income tax on gains resulting from sales of your shares. You should consult with your own tax adviser concerning your personal tax situation.

In addition to your periodic statements, you will also receive, after the end of each calendar year, a statement summarizing all the transactions in your account for that year. YOU SHOULD RETAIN THIS STATEMENT FOR INCOME TAX PURPOSES. Further, after the end of each calendar year, you will be sent an Information Return summarizing dividends paid (i.e. a 1099-DIV or 1042S) to you during the prior year and an Information Return summarizing gross sales transactions (i.e., 1099-B) during the prior year, if any. The Program must provide copies of these Information Returns to the U.S. Internal Revenue Service. Although the Company makes efforts to assist Program participants by providing periodic statements and other reports, Program participants have the ultimate responsibility for maintaining their own records for tax and other purposes.

Voting

You will be given the opportunity to vote the total number of shares held in your Program account as of the record date for any shareholder vote.

Stock Dividends and Splits

Appropriate adjustments in the number of shares of Common Stock registered under the Program will be made to give effect to any stock splits, stock dividends or similar changes in the Common Stock. Any stock dividends or split shares distributed by the Company on shares of its Common Stock held by the Custodian, an affiliate of the Custodian or a nominee of the Custodian or its affiliate for you will be credited to your account. In the event the Company makes available to its holders of Common Stock rights to purchase additional shares, debentures, or other securities, the Agent will sell rights accruing to shares held by the Custodian, an affiliate of the Custodian or a nominee of the Custodian or its affiliate for participants and invest the resulting funds in additional shares of Common Stock for the account of each participant during the next Investment Period following receipt of such funds. Accordingly, if you wish to exercise any such rights, you should request the Company to issue certificates for shares held in your account to receive such rights directly.

On March 9, 2004, the Company announced that its Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend to shareholders of record on May 21, 2004. Company shareholders will receive one additional share for each share held on that date. This move does not change the proportionate interest a shareholder maintains in the Company. The additional shares will be distributed on or after June 18, 2004. As a result of this split, the number of shares registered under the Program will be adjusted accordingly.

Liability

Neither the Company, the Custodian, nor the Agent shall be liable under the Program for any act done in good faith or any good faith omission to act including, without limitation, any claims for liability:

•	arising out of failure to terminate the participant’s participation in the Program upon the participant’s death,

•	with respect to the prices at which shares are purchased or sold for a participant’s account and the times at which purchases or sales are made, and

•	in connection with the value of shares after their purchase by the Agent.

THE PROGRAM DOES NOT REPRESENT A CHANGE IN THE DIVIDEND POLICY OF THE COMPANY, WHICH WILL CONTINUE TO DEPEND ON EARNINGS, FINANCIAL REQUIREMENTS AND OTHER FACTORS. SHAREHOLDERS WHO DO NOT WISH TO PARTICIPATE IN THE PROGRAM WILL CONTINUE TO RECEIVE CASH DIVIDENDS, AS DECLARED, BY CHECK, IN THE USUAL MANNER.

THE COMPANY CANNOT ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PROGRAM.

Governing Law

The terms and conditions of the Program and its operation shall be governed by the laws of the State of Ohio without regard to the choice of law provisions of the State of Ohio, whether common law or statutory.

DESCRIPTION OF CAPITAL STOCK

The Company’s Amended Articles of Incorporation authorizes the issuance of 5,000,000,000 shares of Common Stock, 600,000,000 shares of class A preferred stock and 200,000,000 shares of class B preferred stock all of which are without par value. The holders of Common Stock and class A preferred stock are entitled to one non-cumulative vote per share on each matter submitted to a vote of shareholders. The holders of class B preferred stock are not entitled to vote other than as provided by law.

The Company’s Board of Directors has the power to determine the timing and amounts of dividends paid on Common Stock. The holders of class A preferred stock and class B preferred stock have the right to receive dividends prior to the payment of dividends on the Common Stock. The Company’s Board of Directors is divided into three classes and has the power to determine certain terms relative to any class A preferred stock and class B preferred stock to be issued, such as the power to establish different series and to set dividend rates, the dates of payment of dividends, the cumulative dividend rights and dates, redemption rights and prices, sinking fund requirements, restrictions on the issuance of such shares or any series thereof, liquidation price and conversion rights. Also, the Board of Directors may fix such other express terms as may be permitted or required by law. In the event of any liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive as a class, pro rata, the remainder of the assets after payment of the liquidation price to the holders of class A preferred stock and class B preferred stock.

The Board has determined the terms of shares of class A preferred stock issued as series A ESOP convertible class A preferred stock, which can only be held by an employee stock ownership plan or other benefit plan of the Company. Upon transfer of series A ESOP convertible class A preferred stock to any other person, such transferred shares shall be automatically converted into shares of Common Stock. Each share of series A ESOP convertible class A preferred stock has a cumulative dividend of $1.015 per year and a liquidation price of $13.75 per share (as adjusted for the stock splits on October 20, 1989, May 15, 1992 and August 22, 1997), is redeemable by the Company or the holder, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights. Appropriate adjustments to dividends and liquidation price will be made to give effect to any stock splits, stock dividends or similar changes to the series A ESOP convertible class A preferred stock.

The Board has also determined the terms of shares of class A Preferred Stock issued as series B ESOP convertible class A preferred stock. Each share of series B ESOP convertible class A preferred stock has a cumulative dividend of $2.06 per year and a liquidation price of $26.12 per share, (as adjusted for the stock splits on May 15, 1992 and August 22, 1997) is redeemable by the Company or the holder under certain circumstances, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights.

Appropriate adjustments to dividends and liquidation price will be made to give effect to any stock splits, stock dividends or similar changes to the Series B ESOP Convertible class A preferred stock.

No shares of class B preferred stock are currently issued.

All of the issued shares of Common Stock are fully paid and non-assessable. Common Stock does not have any conversion rights and is not subject to any redemption provisions. No holder of shares of any class of the Company’s capital stock has or shall have any right, pre-emptive or other, to subscribe for or to purchase from the Company any of the shares of any class of securities that the Company may issue or sell. No shares of any class of the Company’s capital stock are subject to any sinking fund provisions or to calls, assessments by, or liabilities of the Company.

The Company’s Amended Articles of Incorporation provide that actions submitted to shareholders may be taken if approved by a majority of shares entitled to vote thereon, except that certain transactions require the affirmative vote of holders of at least 80% of the outstanding shares of stock entitled to vote thereon, considered for this purpose to be voting as one class. The transactions include certain repurchases of the Company’s shares from, mergers or consolidations with, sales, leases, exchanges, transfers or other dispositions by the Company of substantial assets to or with, the purchase by the Company of assets or securities having an aggregate fair market value of less than $50,000,000 from, the issuance or transfer of any of the Company’s securities to, the adoption of any plan for dissolution, liquidation, spin-off, split-up of the Company or recapitalization or reclassification of any securities of the Company, proposed by or on behalf of, and other material transactions with a person (except one of the Company’s employee benefit plans) who owns more than 5% of the Company’s outstanding shares of capital stock entitled to vote generally in the election of directors.

LEGAL OPINION

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Chris B. Walther, Esq., Senior Counsel, The Procter & Gamble Company. Mr. Walther is a contingent owner of shares of Common Stock and may be a participant in the Program.

EXPERTS

The consolidated financial statements of the Company and its subsidiaries incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon report of such firm given upon their authority as experts in accounting and auditing.